Exhibit 99.1

Immunovant Reports Financial Results and Provides Corporate Updates for the Quarter Ended June 30, 2024

•Completed enrollment in batoclimab pivotal Myasthenia Gravis (MG) trial; top-line results and initiation of a potentially registrational program for IMVT-1402 on track for fiscal year end (March 31, 2025)

•Progressed development of lead asset IMVT-1402 with 3 Investigational New Drug (IND) applications expected to be active by calendar year end (December 31, 2024)

•Progressed Graves’ disease (GD) program and on track to disclose additional results from the batoclimab study in GD as well as an overview of our development program for IMVT-1402 in GD in the fall of 2024

•As of June 30, 2024, Immunovant’s cash and cash equivalents totaled approximately $560 million

NEW YORK, August 6, 2024 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported corporate updates and financial results for its fiscal first quarter ended June 30, 2024.

“We are encouraged by the progress we made this quarter on the execution of our plans for both batoclimab and IMVT-1402. Not only did we complete enrollment in our pivotal trial of batoclimab for MG, but we also continued to make great progress towards initiating pivotal trials with IMVT-1402 across a range of indications. This is very exciting given the uniquely positive features of both the anti-FcRn class and the uniquely positive potential benefits of IMVT-1402,” said Pete Salzmann, M.D., chief executive officer of Immunovant.

General Clinical Development Updates:

Immunovant continues to focus on unlocking the full potential of IMVT-1402 for the benefit of people with underserved autoantibody-driven diseases and remains on course to initiate four to five potentially registrational programs by March 31, 2025. In pursuit of this goal, Immunovant expects to have at least three IND applications active by December 31, 2024 to support clinical development of IMVT-1402 in multiple indications. As previously announced, Immunovant anticipates initiating clinical trials evaluating IMVT-1402 in a total of 10 indications by March 31, 2026.

Endocrinology Clinical Development Updates:

Immunovant previously announced initial results from the ongoing Phase 2 open-label, proof-of-concept study assessing the safety and efficacy of batoclimab in GD. The study represents the first evaluation of an anti-FcRn in GD. In the fall of this calendar year, Immunovant plans to provide a GD program update consisting of new epidemiologic data characterizing the potentially addressable market, additional results from the batoclimab study, and an overview of the IMVT-1402 development program in GD.

Top-line data from the current pivotal program evaluating batoclimab in thyroid eye disease (TED) continue to be expected in the first half of calendar year 2025. These data are expected to inform a decision regarding next steps for batoclimab in TED.

Neurology Clinical Development Updates:

Immunovant completed enrollment of the batoclimab pivotal trial in MG, with top-line results expected to be reported by March 31, 2025. Results from this trial are expected to inform a decision regarding next steps for batoclimab in MG. Immunovant also expects to initiate a potentially registrational program for IMVT-1402 in MG by March 31, 2025.

Immunovant continues to enroll patients in the batoclimab chronic inflammatory demyelinating polyneuropathy (CIDP) trial. The data from this trial, as well as learnings from other CIDP trials, will be used to optimize the trial design for a potentially registrational program for IMVT-1402 in CIDP. Initial data from period 1 of the batoclimab CIDP trial and the trial design for IMVT-1402 in CIDP are both expected to be disclosed by March 31, 2025.

Financial Highlights for Fiscal First Quarter Ended June 30, 2024:

Cash Position: As of June 30, 2024, Immunovant’s cash and cash equivalents totaled approximately $560 million.

R&D Expenses: Research and development expenses were $75.5 million for the three months ended June 30, 2024, compared to $50.6 million for the three months ended June 30, 2023. The increase was primarily due to activities in preparation for potential future clinical trials of IMVT-1402, including contract manufacturing costs for drug substance, higher overall clinical trial costs related to our batoclimab pivotal clinical trials, and elevated personnel-related expenses. The increase was partially offset by lower overall costs related to our IMVT-1402 Phase 1 trial and nonclinical studies.

IPR&D Expenses: There were no acquired in-process research and development expenses for the three months ended June 30, 2024. During the three months ended June 30, 2023, acquired in-process research and development expenses were $12.5 million related to the achievement of development and regulatory milestones for batoclimab under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $18.8 million for the three months ended June 30, 2024, compared to $15.4 million for the three months ended June 30, 2023. The increase was primarily due to higher personnel-related expenses, legal and other professional fees, information technology costs, and market research costs.

Net Loss: Net loss was $87.2 million ($0.60 per common share) for the three months ended June 30, 2024, compared to $73.9 million ($0.57 per common share) for the three months ended June 30, 2023. Net loss for the three months ended June 30, 2024 and June 30, 2023 included $13.5 million and $10.7 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of June 30, 2024, there were 146,195,673 shares of common stock issued and outstanding.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit immunovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “can,” “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” “anticipate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include statements regarding Immunovant’s expectations regarding the timing, design, and results of clinical trials of IMVT-1402 and batoclimab, including the number and timing of (a) FDA clearance with respect to IND applications, and (b) potential registrational programs and clinical trials of IMVT-1402; Immunovant’s plan to develop IMVT-1402 and batoclimab across a broad range of indications; and potential benefits of IMVT-1402’s unique product attributes and potential best-in-class profile. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: Immunovant may not be able to protect or enforce its intellectual property rights; initial results or other preliminary analyses or results of early clinical trials may not be predictive of final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of macroeconomic and geopolitical factors on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval, and commercialization of batoclimab and/or IMVT-1402; Immunovant is at various stages of clinical development for batoclimab and IMVT-1402; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q to be filed with the SEC on August 6, 2024, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,
	2024	2023
Operating expenses:
Research and development	$75,473	$50,575
Acquired in-process research and development	—	12,500
General and administrative	18,808	15,402
Total operating expenses	94,281	78,477
Interest income	(7,180)	(4,065)
Other income, net	(28)	(464)
Loss before provision (benefit) for income taxes	(87,073)	(73,948)
Provision (benefit) for income taxes	77	(11)
Net loss	$(87,150)	$(73,937)
Net loss per common share – basic and diluted	$(0.60)	$(0.57)
Weighted-average common shares outstanding – basic and diluted	146,085,729	130,503,264

IMMUNOVANT, INC.
Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	June 30, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$ 560,005	$ 635,365
Accounts receivable	2,417	5,337
Prepaid expenses and other current assets	26,625	25,068
Total current assets	589,047	665,770
Operating lease right-of-use assets	66	133
Property and equipment, net	565	462
Total assets	$ 589,678	$ 666,365
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 11,035	$ 7,155
Accrued expenses	33,914	41,315
Current portion of operating lease liabilities	69	138
Total current liabilities	45,018	48,608
Total liabilities	45,018	48,608
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at June 30, 2024 and March 31, 2024	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2024 and March 31, 2024	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 146,195,673 shares issued and outstanding at June 30, 2024 and 500,000,000 shares authorized, 145,582,999 shares issued and outstanding at March 31, 2024	14	14
Additional paid-in capital	1,455,659	1,441,518
Accumulated other comprehensive income	1,820	1,908
Accumulated deficit	(912,833)	(825,683)
Total stockholders’ equity	544,660	617,757
Total liabilities and stockholders’ equity	$ 589,678	$ 666,365

Contact:
Renee Barnett, MBA
Chief Financial Officer
Immunovant, Inc.
info@immunovant.com